Exhibit 99.1

GP Strategies Reports Operating Income of $4.2 Million Excluding a Goodwill Impairment Loss

ELKRIDGE, Md.--(BUSINESS WIRE)--March 4, 2009--GP Strategies Corporation (NYSE:GPX), a global provider of training, e-Learning solutions, management consulting, engineering and technical services through its principal operating subsidiary General Physics Corporation, today reported financial results for the quarter and year ended December 31, 2008.

Overview of Results:

Fourth Quarter 2008

  Revenue of $63.0 million for fourth quarter of 2008 compared to $70.4 million for fourth quarter of 2007 and $66.0 million for third quarter of 2008
  Operating income of $4.2 million for fourth quarter of 2008, down $0.9 million compared to fourth quarter of 2007, excluding non-cash goodwill impairment loss of $5.5 million
  Adjusted EBITDA of $5.5 million for fourth quarter of 2008, down $0.8 million compared to fourth quarter of 2007
  Adjusted earnings of $0.15 per diluted share for fourth quarter of 2008 excluding non-cash goodwill impairment loss of $0.21 per diluted share, compared to earnings of $0.16 per diluted share for fourth quarter of 2007

Fiscal Year 2008

  Revenue of $267.9 million for 2008, up $19.5 million or 8% compared to 2007
  Operating income of $19.3 million for 2008 excluding $5.5 million non-cash goodwill impairment loss, up $2.0 million or 12% compared to 2007
  Adjusted EBITDA of $23.6 million for 2008, up $1.8 million or 8% compared to 2007
  Adjusted earnings of $0.67 per diluted share for 2008 excluding non-cash goodwill impairment charge of $0.20 per diluted share

“Fourth quarter results contributed to a record year for both revenue and adjusted EBITDA of the Company,” said Scott N. Greenberg, Chief Executive Officer. “During the fourth quarter of 2008, we began to see reduced spending by customers in certain end markets, particularly in the manufacturing sector, including the automotive, steel and electronics and semi-conductors industries. However, the Company’s diverse service offerings, including our Energy operations, enabled us to achieve positive results. Our strong cash flow has enabled us to make strategic acquisitions, repay our long-term debt and repurchase $8.8 million of our stock in the open market during 2008. Despite the current economic environment, we remain optimistic about the long-term growth potential of our business. While 2009 may present significant challenges and uncertainties, we believe that our strong customer base, our commitment to executing our business strategy and our focus on cost-savings initiatives will keep us in an excellent competitive position to manage through this downturn and subsequently benefit from its recovery. In addition, with our short-term borrowings currently fully repaid, we enter 2009 with a strong balance sheet and the ability to react to strategic opportunities.”

Fourth Quarter 2008 Results

Revenue was $63.0 million for the quarter ended December 31, 2008 compared to $70.4 million for the quarter ended December 31, 2007. The $7.4 million, or 11%, decrease in revenue during the fourth quarter of 2008 is due to the following drivers by business segment:

  Manufacturing & BPO revenue decreased $1.4 million, or 5%, to $28.4 million for the fourth quarter of 2008 from $29.9 million for the fourth quarter of 2007. The net decrease in revenue is primarily attributable to unfavorable foreign currency exchange rates during the fourth quarter of 2008 compared to the same period in 2007.
  Process & Government revenue decreased $2.8 million, or 19%, to $12.1 million for the fourth quarter of 2008 from $14.8 million for the fourth quarter of 2007. The net decrease in revenue is due to a reduction in the volume of services provided to a large petrochemical client during 2008, lower revenue related to construction projects for liquefied natural gas (“LNG”) and hydrogen fueling station facilities compared to the prior year period, and the completion of chemical demilitarization and environmental projects with government clients during 2008.
  During the fourth quarter of 2008, as a result of organizational and management reporting changes made primarily due to the retirement of one of its executive officers, the Company determined that its Energy services group, which was previously a component of the former Process, Energy & Government segment, should be a separate reportable business segment. Energy segment revenue increased $1.4 million, or 30%, to $6.0 million for the fourth quarter of 2008 from $4.6 million for the fourth quarter of 2007. The increase in revenue is largely attributable to the acquisition of Performance Consulting Services, Inc. in March 2008 which contributed $1.0 million of revenue in the fourth quarter of 2008, as well as an increase in contracts to provide training services for new and existing power generation clients and expanded course sales through the Company’s web-based training portal.
  Sandy Training & Marketing revenue decreased $4.6 million, or 22%, to $16.5 million for the fourth quarter of 2008 from $21.1 million for the fourth quarter of 2007. The net decrease is primarily due to a new vehicle training program that generated significant revenue in the fourth quarter of 2007 but did not recur in 2008.

During the fourth quarter of 2008, operating income decreased $6.4 million to a $1.3 million operating loss from $5.1 million operating income for the fourth quarter of 2007. The decrease in operating income is primarily attributable to a goodwill impairment loss of $5.5 million recognized during the fourth quarter of 2008 related to the Sandy segment and a decrease in gross profit of $1.3 million or 13% largely due to the net revenue decreases discussed above, offset by a decrease in SG&A expenses of $0.4 million or 8%. The goodwill impairment loss is attributable to a significant decline in the Company’s market capitalization during the fourth quarter of 2008 and uncertainty regarding the automotive industry, which resulted in a reduction in the future cash flow projections and comparable company multiples used in the annual goodwill impairment evaluation of the Sandy as compared to the prior year. The impairment charge did not result in any cash expenditures and did not affect the Company’s cash position, cash flows from operating activities or availability under its credit facility.

Loss before income tax expense was $0.9 million for the fourth quarter of 2008 compared to income before income tax expense of $5.1 million for the fourth quarter of 2007. Net loss was $0.9 million, or $(0.06) per diluted share, for the fourth quarter of 2008 compared to net income of $2.7 million, or $0.16 per diluted share, for the fourth quarter of 2007. Excluding the goodwill impairment loss of $5.5 million and the related income tax benefit of $2.2 million, the Company would have reported net income of $2.4 million, or $0.15 per diluted share, for the fourth quarter of 2008.

Fiscal Year 2008 Results

Revenue was $267.9 million for the year ended December 31, 2008 compared to $248.4 million for the year ended December 31, 2007. The $19.5 million, or 8%, increase in revenue consisted of a $12.5 million or 12% increase in the Manufacturing & BPO segment, a $0.5 million or 1% decrease in the Process & Government segment, a $5.1 million or 30% increase in the Energy segment, and a $2.4 million or 3% increase in the Sandy segment. Of the total net revenue increase during 2008, $13.4 million was attributable to acquisitions completed in 2007 and 2008. The primary drivers of organic revenue growth during 2008 were increased BPO and e-Learning services provided to new and existing customers, increases in training and related products and services to energy customers, and expansion of government funded training programs in the United Kingdom.

During the year ended December 31, 2008, operating income decreased $3.5 million, or 20%, to $13.8 million from $17.3 million for the year ended December 31, 2007. The decrease in operating income is primarily attributable to the goodwill impairment loss of $5.5 million, offset by an increase in gross profit of $2.0 million or 5% primarily due to the increase in revenue discussed above.

Income before income tax expense was $14.2 million for the year ended December 31, 2008 compared to $16.9 million for the year ended December 31, 2007. Net income was $7.8 million, or $0.47 per diluted share, for the year ended December 31, 2008 compared to $9.7 million, or $0.56 per diluted share, for the year ended December 31, 2007. Excluding the goodwill impairment loss of $5.5 million and the related income tax benefit of $2.2 million, the Company would have reported net income of $11.1 million, or $0.67 per diluted share, for the year ended December 31, 2008.

Share Repurchase Program

During the quarter and year ended December 31, 2008, the Company repurchased 338,000 and 1,091,000 shares, respectively, of its common stock in the open market for approximately $1.8 million and $8.8 million, respectively, in cash. As of December 31, 2008, there was approximately $4.6 million available for future repurchases under the Board authorized buyback program.

Investor Call

The Company has scheduled an investor conference call for 10:00 a.m. ET on March 4, 2009. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in number for the live conference call will be 888-633-3324 using conference ID number 88373427. A telephone replay of the call will also be available beginning at 11:00 a.m. on March 4th, until 11:59 p.m. on March 18th. To listen to the replay, dial 800-642-1687 or 706-645-9291, using conference ID number 88373427.

Presentation of Non-GAAP Information

This press release contains non-GAAP financial measures, including Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization). The Company believes this non-GAAP financial measure is useful to investors in evaluating the Company’s results. This measure should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – Adjusted EBITDA, along with related footnotes, below.

About GP Strategies Corporation

GP Strategies, whose principal operating subsidiary is General Physics Corporation (GP), is a NYSE-listed company (GPX). GP is a global performance improvement solutions provider of sales and technical training, e-Learning solutions, management consulting and engineering services. GP’s solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpworldwide.com.

Forward-Looking Statements

We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Quarters ended		Years ended
	December 31,		December 31,

	2008	2007	2008	2007
Revenue	$62,980	$70,384	$267,893	$248,422
Cost of revenue	53,850	59,937	229,063	211,582
Gross profit	9,130	10,447	38,830	36,840
Selling, general and administrative expenses	4,881	5,305	19,559	19,578
Goodwill impairment loss	5,508	-	5,508	-
Operating income (loss)	(1,259)	5,142	13,763	17,262
Interest expense	78	263	699	1,218
Other income	476	200	1,086	862
Income (loss) before income tax expense	(861)	5,079	14,150	16,906
Income tax expense	70	2,340	6,313	7,222
Net income (loss)	$(931)	$2,739	$7,837	$9,684

Basic weighted average shares outstanding	16,178	16,866	16,516	16,654
Diluted weighted average shares outstanding	16,207	17,181	16,638	17,165
Per common share data:
Basic earnings (loss) per share	$(0.06)	$0.16	$0.47	$0.58
Diluted earnings (loss) per share	$(0.06)	$0.16	$0.47	$0.56
Other data:
Adjusted EBITDA (1)	$5,485	$6,261	$23,586	$21,761

Non-GAAP Reconciliation – Adjusted EBITDA
(Dollars in thousands)
(Unaudited)

	Quarters ended		Years ended
	December 31,		December 31,

	2008	2007	2008	2007
Net income	$(931)	$2,739	$7,837	$9,684
Interest expense	78	263	699	1,218
Income tax expense	70	2,340	6,313	7,222
Depreciation and amortization	760	919	3,229	3,637
Goodwill impairment loss	5,508	-	5,508	-
Adjusted EBITDA (1)	$5,485	$6,261	$23,586	$21,761

(1) Adjusted earnings before interest, income taxes, depreciation and amortization (Adjusted EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. Adjusted EBITDA is calculated by adding back net interest expense, income tax expense, depreciation and amortization and goodwill impairment loss to net income. Adjusted EBITDA should not be considered as substitutes either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,
	2008	2007
Current assets:	(Unaudited)
Cash and cash equivalents	$3,961	$3,868
Accounts and other receivables	42,471	46,897
Inventories, net	537	577
Costs and estimated earnings in excess of billings on uncompleted contracts	8,036	13,995
Prepaid expenses and other current assets	7,277	8,208
Total current assets	62,282	73,545
Property, plant and equipment, net	2,970	2,843
Goodwill and other intangibles, net	67,013	68,088
Other assets	3,575	2,969
Total assets	$135,840	$147,445

Current liabilities:
Short-term borrowings	$3,234	$2,953
Current maturities of long-term debt	--	7,986
Accounts payable and accrued expenses	25,977	32,855
Billings in excess of costs and estimated earnings on uncompleted contracts	10,222	11,671
Total current liabilities	39,433	55,465
Other non-current liabilities	3,601	1,598
Total liabilities	43,034	57,063
Total stockholders’ equity	92,806	90,382
Total liabilities and stockholders’ equity	$135,840	$147,445

CONTACT:
GP Strategies Corporation
Scott N. Greenberg
Chief Executive Officer
410-379-3640
or
Sharon Esposito-Mayer
Chief Financial Officer
410-379-3636
or
Ann M. Blank
Investor Relations
410-379-3725